Exhibit 10.15

COEXISTENCE AGREEMENT

This Coexistence Agreement (“Agreement”), is entered into and effective as of this          day of February, 2014 (the “Effective Date”), between Open Bank, S.A. (“OPENBANK”), a corporation organized and existing under the laws of Spain; and, having a principal place of business at Ciudad Grupo Santander, Av. Cantabria Boadilla del Monte Madrid SPAIN 28660 and OPEN BANK (“MYOPENBANK.”), an entity organized and existing under the laws of the State of California, USA, having a principal place of business at 1000 WILSHIRE BLVD. #100, Los Angeles, CA 90017, (individually “Party”, collectively, the “Parties”)

RECITALS

WHEREAS, OPENBANK is the owner of the federally registered Mark openbank (U.S. Registration No. 3397518), registered with the United States Patent and Trademark Office (“USPTO”) on March 18, 2008 (“Registered Trademark”). Attached as Exhibit “A” is a copy of the Certificate of Registration, incorporated herein by reference;

WHEREAS, the Registered Trademark covers services in International Class 16, described as; Paper goods and printed matter, namely, notebook paper, writing paper, drawing paper, stationery, writing pads, wrapping paper, paper gift bags, calendars, note cards, envelopes, photographs; adhesives for stationery or household purposes; artists’ materials, namely, brushes, pencils, pastels, pens, easels, and canvases for painting; paint brushes; typewriters and office requisites, namely correcting fluid for type, paper hole punchers, rubber bands, staplers, paper clips, highlighting markers, desk file trays, staple removers, pencil sharpeners, letter openers, and adhesive tape dispensers; printed instructional and educational material in the field of music, arts, games and sports; printers’ type; printing blocks;

WHEREAS, the Registered Trademark covers services in International Class 35 described as; Advertising; business management; business administration; office functions;

WHEREAS, the Registered Trademark covers services in International Class 36 described as; Insurance underwriting in the fields of life, health, accident and fire; financial affairs, namely, investment brokerage, loan financing, real estate affairs, namely real estate brokerage and real estate consultancy;

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WHEREAS, the Registered Trademark covers services in International Class 38 described as; Telecommunications services, namely, cellular telephone services and electronic transmission of voice, video, messages and data and providing multiple user access to a global computer information network;

WHEREAS, OPENBANK has disclosed that it has used and is currently using its Registered Trademark in interstate commerce in the United States.;

WHEREAS, MYOPENBANK, a financial institution, has used the name “openbank” in connection with some of the above referenced services, including banking services. In particular, MYOPENBANK focuses on offering and providing its services to the Korean-American community;

WHEREAS, a dispute has arisen regarding MYOPENBANK’s use of the name “openbank.”

WHEREAS, the Parties have discussed the use of the name, the services covered and its geographical application in an attempt to resolve any dispute or disagreement between the parties regarding the use thereof; and

WHEREAS, the Parties desire to settle any controversies on the terms and conditions set forth below, and to settle and resolve all disputes between them;

NOW, THEREFORE, in consideration of the mutual promises, warranties and covenants contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and the above recitals, which are incorporated in the operative terms of this Agreement by reference, the parties agree as follows:

TERMS AND CONDITIONS

1.      The above Recitals are hereby incorporated into this Agreement.

2.      MYOPENBANK acknowledges OPENBANK’s ownership of the Registered Trademark. MYOPENBANK agrees not to oppose, petition to cancel, or otherwise challenge or object to the use of any current registration and/or subsequent application for registration by OPENBANK or marks consisting of or comprising the terms, or registration by OPENBANK and its parent companies, affiliates, subsidiaries, partners and or any other legal entity associated with it.

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3.      MYOPENBANK agrees that it will not in the future use or apply for registration of any service mark, trademark and/or trade name consisting or including the trademark “openbank” or any term that may be confusingly similar to “openbank” except as expressly permitted hereunder. MYOPENBANK agrees that it shall not use the graphical depiction of the Registered Trademark.

4.      Subject to the provisions and limitations contained in this Agreement, OPENBANK consents to MYOPENBANK’s use of the trademark “open bank” solely in connection with banking and banking related services only in the state of California and the cities of New York, Dallas, Atlanta, Chicago, Seattle and Fort Lee, New jersey. OPENBANK however, retains the right to use and market its services in relation to its Registered Trademark in any territory of the United States. In addition, MYOPENBANK agrees that all of its marketing, advertising, propaganda, publicity, soliciting and/or media efforts (“Marketing Efforts”) will be directed primarily at the Korean-American community of the state of California and the cities of New York, Chicago, Dallas, Atlanta, Seattle and Fort Lee, New Jersey. This limitation should not be construed to mean that MYOPENBANK should in any way engage in discriminatory tactics or policy or in any way discriminate against non Korean-American clients, it simply means that MYOPENBANK’s Marketing Efforts must have an exclusive Korean-American focus.

5.      MYOPENBANK shall attempt to limit the marketing, advertising and solicitation of customers in the geographical areas of the state of California and or the cities of New York, Dallas, Atlanta and Chicago.. However, this shall not preclude MYOPENBANK from doing so through the Internet or any other similar digital media mechanism. To the extent possible, MYOPENBANK shall attempt to refrain from carrying its Marketing Efforts as well as its marketing practices and policy in such a way as to induce customers from geographical areas outside of the state of California and/or the cities of New York, Dallas, Atlanta, Chicago, Seattle and Fort Lee, New Jersey.

6.      In the event that MYOPENBANK becomes aware of any actual confusion or mistake occurring as a result of its use of the Open Bank name, MYOPENBANK agrees to communicate all details of each such instance to OPENBANK, and to cooperate reasonably to take steps to abate the cause of confusion or mistake, and to prevent any such confusion or mistake from arising again.

7.      MYOPENBANK acknowledges that the rights it has acquired in the name and mark “openbank” are limited to those set forth in this agreement and any use may be solely as permitted hereunder. OPENBANK covenants that it shall take no action to challenge the use the trademark “openbank” by MYOPENBANK as long as such use is in accordance with this Agreement.

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8.      This Agreement does not restrict or affect either Party’s right to enforce its respective marks or the rights therein against any third party.

9.      This Agreement shall commence as of the date specified in the preamble and shall continue indefinitely unless terminated by mutual agreement of the parties.

10.      In the event that a Party deems any action or omission by the other Party to be in default or breach of the terms of this Agreement, such Party shall notify the other Party of such breach and the other Party shall have sixty (60) days to cure such breach. In the event that a timely cure of such breach has not been effected, the non-breaching party shall have available any remedy in law or equity except for any remedies that would effect a modification or termination of all or any part of this Agreement. Any modifications to this Agreement shall only be effective if set forth in a writing signed by the parties hereto. The Parties acknowledge that any breach or threatened breach will result in irreparable damage the amount of which would be difficult, if not impossible, to ascertain and that there will be no adequate remedy at law for either Party’s failure to comply with the terms herewith. Accordingly, in the event that either Party fails to comply with the terms of this Agreement and fails to cure such breach within the time allowed, both Parties agree that the non-breaching Party shall have the right to seek to have any breach or default of this Agreement remedied by equitable relief by way of a temporary restraining order, preliminary injunction, permanent injunction, and such other alternative relief as may be appropriate without the necessity of the non-breaching Party posting a bond or proving damages. Should either Party retain counsel for the purpose of preventing the breach of any provision hereof, including, but not limited to: (i) by instituting any action or proceeding to enforce any provision hereof; (ii) for damages by reason of any alleged breach of any provision hereof; (iii) for a declaration of such Party’s rights or obligations hereunder; (iv) for injunctive relief; or (v) for any other judicial remedy, then, if said matter is resolved by judicial determination, the prevailing Party shall be entitled to be reimbursed by the other Party for all costs and expenses incurred thereby including, but not limited to, reasonable attorneys’ fees, costs, expert witness fees, and other litigation expenses as shall be fixed by a court of competent jurisdiction.

11.      This Agreement (including this paragraph) may not be altered, amended, modified, or otherwise changed except by a writing duly signed by all Parties hereto.

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12.    The Parties hereto acknowledge that they are entering into this Agreement freely and voluntarily, that they have ascertained and weighed all the facts and circumstances likely to influence their judgment herein, that they have given due consideration to the provisions contained herein, and that they thoroughly understand and consent to all provisions hereof. Each party has reviewed this Agreement and, accordingly, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in any interpretation of this Agreement.

13.    No waiver or modification to this Agreement shall be effective unless it is in writing executed by both Parties

14.    The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, assigns, affiliates and transferees.

15.    This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and merges all prior discussions between the Parties. In the event a party brings a legal action to enforce, interpret, or construe the terms of this Agreement, the prevailing party shall be entitled to recover its attorney’s fees and costs for such litigation, including those incurred for any and all appeals.

16.    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflict of interest laws. The Parties agree by virtue of the fact that both Parties engage in interstate commerce (and heavily engage in online activities) that both jurisdiction and venue shall be in the Courts of Miami Dade County, Florida.

17.    Each party represents and warrants to the other party that it has the requisite authority to enter into this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document. Signatures may be affixed to, and communicated by, facsimile and electronically transmitted copies, and such signatures shall further constitute, and have the same effect as, an original.

18.    Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision shall be ineffective to the extent of such prohibition or invalidity, it shall be interpreted without invalidating the remainder of such provision of this Agreement.

19.    Any controversy regarding the construction of this Agreement shall be decided neutrally, in light of its conciliatory purpose, and without regard to the events of authorship or negotiation. Furthermore, each party hereby expressly acknowledges, warrants and represents that this Agreement was signed only after due consideration and the opportunity to consult with counsel.

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20.    Any notice required or authorized to be given to either party shall be (i) in writing, (ii) delivered by personal delivery, facsimile or sent by commercial delivery service or registered or certified mail, return receipt requested, (iii) deemed to have been given on the date of personal delivery or the date set forth on the facsimile confirmation or in the records of the delivery service or the return receipt, (iv) addressed to the address set forth in the preamble of this Agreement and (vii) with a copy to; if to OPENBANK to Humberto Rubio, Jr., Esq. at hrubio@rubiolegal.com and if to MYOPENBANK to Farah P. Bhatti, Esq. at fbhatti@buchalter.com

Dated on the day first written above.

Signatures to follow next page

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Witnesses:	MYOPENBANK

Sign /s/ Christine Oh

Name Christine Oh	By:	/s/ Min Kim

Sign /s/ Steve Park	As:	President & CEO

Name Steve Park

Witnesses:	OPENBANK

Sign /s/ Javier Lopez de Haro	Javier Lopez de Haro

Name Javier Lopez de Haro	By:	/s/ Javier Lopez de Haro

Sign /s/ Valentin Martin Lopez	As:	CEO

Name Valentin Martin Lopez

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